Exhibit (a)(5)(iii)

FOR IMMEDIATE RELEASE

Rand Worldwide Announces Final Results of its Tender Offer

FRAMINGHAM, MA – November 4, 2014 – Rand Worldwide, Inc. (OTCBB: RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, announced today the final results of its tender offer to repurchase up to 27,530,816 shares of its common stock at a purchase price of $1.20 per share, which expired at 5:00 p.m., New York City time, on November 3, 2014. Based on a final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 25,849,945 shares of Rand Worldwide, Inc. common stock were properly tendered and not withdrawn prior to the expiration of the offer. No shares were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, the Company accepted for purchase a total of 25,849,945 shares at a purchase price of $1.20 per share, for an aggregate purchase price of $31.0 million. These shares represent approximately 47.4% of the Company’s outstanding shares of common stock as of October 22, 2014. The Depositary will promptly issue payment for the shares accepted for purchase under the tender offer.

The information agent for the tender offer is Georgeson, Inc. The depositary is American Stock Transfer & Trust Company, LLC. Tender offer documents, including the Offer to Purchase, Letter of Transmittal and related documents, were mailed to stockholders of record and were also made available for distribution to beneficial owners of the Company’s common stock. Such documents can be found on the Securities and Exchange Commission’s website at www.sec.gov or on the Company’s website at www.rand.com/company/investors. For questions and information, please call the Information Agent toll free at (866) 357-4029.

Forward-looking Statements

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Rand Worldwide, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Rand Worldwide operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

About Rand Worldwide

Rand Worldwide is one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Rand Worldwide to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, the company also provides facilities management software from ARCHIBUS, CAD and PLM courseware through their ASCENT division and provides training and support solutions on Dassault Systèmes and PTC products. For more information, visit rand.com.

Rand Worldwide Company Contact

Chantale Marchand

Rand Worldwide

Phone +1 (508) 663-1411

cmarchand@rand.com

Any and all trademarks making reference to or related to Rand Worldwide, IMAGINiT, ASCENT or ProductivityNOW are registered and/or owned by Rand Worldwide, Inc., and/or its subsidiaries, affiliates, and/or other legal holders under the Rand Worldwide, Inc. name.